Exhibit 99.1

NEWMARKET CORPORATION REPORTS SECOND QUARTER RESULTS

•	2nd Quarter EPS From Continuing Operations Up 13% Over 2Q07

•	Raw Material Increases Ahead Of Price Increases

Richmond, VA, July 31, 2008 – NewMarket Corporation (NYSE – NEU) President and Chief Executive Officer, Thomas E. Gottwald, released the following earnings report of the company’s operations for the second quarter and first six months of 2008.

Income from continuing operations for the second quarter of 2008 was $17.6 million, slightly above comparative income for the second quarter of last year of $17.4 million. Earnings per share from continuing operations for the second quarter of 2008 were $1.13, an improvement of 13 percent over comparable second quarter 2007 earnings per share of $1.00. Including the 2007 discontinued operations, net income for the second quarter of 2007 was $30.9 million, or $1.78 per share.

Income from continuing operations for the first six months of this year improved to $37.4 million, an improvement of 19 percent over comparative income from continuing operations for the same period last year of $31.5 million. Earnings per share from continuing operations for the first six months of this year were $2.40, an improvement of 33 percent over comparable 2007 earnings per share of $1.81. Including the 2007 discontinued operations, net income for the first six months of last year was $47.2 million, or $2.71 per share.

The improvement in earnings per share from continuing operations in the second quarter and first six months of 2008 reflects the benefit of the share repurchases made in 2007, as well as in the first quarter of 2008. The discontinued operations in 2007 are the second quarter gain associated with the termination of the tetraethyl lead (TEL) marketing agreements, as well as the after tax operating earnings from these agreements in the first quarter of 2007.

Petroleum additives operating profit for the second quarter of 2008 was $31.6 million, a decrease of 13 percent from operating profit of $36.5 million in the second quarter of 2007. Net sales of petroleum additives for the second quarter of this year increased 24 percent to $421 million. The revenue increase benefited from a 15% increase in volumes shipped in this comparison.

For the first six months of this year, petroleum additives operating profit was $69.4 million, an improvement of 6 percent compared to operating profit of $65.5 million for the first six months of 2007. The six month 2008 results include the benefit of a $3.2 million gain on a legal settlement in the first quarter of this year. Excluding the benefit of this settlement gain, petroleum additives profit for the first six months of this year was slightly ahead of the same period last year. Net sales of petroleum additives increased to $801.6 million for the first six months of this year, an increase of 24 percent over net sales of $645.1 million for the same period last year. The revenue increase benefited from a 17% increase in volumes shipped in this comparison.

As 2008 has progressed, we have experienced unprecedented increases in the cost of many of our petroleum additive raw materials, and while we have implemented price increases, the time lag between cost increase and price increase has reduced our profit margins. This lag is the driving force behind our second quarter 2008 operating margin of 7.5%, compared to 9.9% in the first quarter of 2008 and 10.8% in the second quarter of 2007. We are also seeing increases in energy related manufacturing costs, and we are spending more in R&D in support of our customers’ programs. Our efforts to restore our margins are continuing.

We are committed to provide our customers with top quality products and services, as well as marketing solutions which enhance their positions in the marketplace. This focus has resulted in solid growth in volume and market position. The fundamentals of our business are strong, and we expect to restore profit margins lost due to cost increases. Our financial position remains strong and enhances our ability to meet challenges and take advantage of opportunities for future growth.

Sincerely,

Thomas E. Gottwald

As a reminder, a conference call and Internet web cast is scheduled for 10 a.m. EDT on Friday, August 1, 2008, to review second quarter 2008 financial results. You can access the conference call live by dialing 1-877-407-8031 (domestic) or 1-201-689-8031 (international) and requesting the NewMarket conference call. To avoid delays, callers should dial in five minutes early. The call will also be broadcast via the Internet and can be accessed through the company’s website at www.NewMarket.com or www.investorcalendar.com. A teleconference replay of the call will be available until August 8, 2008 at 11:59 p.m. EDT by dialing 1-877-660-6853 (domestic) and 1-201-612-7415 (international). The account number is 286. The conference ID number is 290543. A webcast replay will be available for 30 days.

NewMarket Corporation through its subsidiaries, Afton Chemical Corporation and Ethyl Corporation, develops, manufactures, blends, and delivers chemical additives that enhance the performance of petroleum products. From custom-formulated chemical blends to market-general additive components, the NewMarket family of companies provides the world with the technology to make fuels burn cleaner, engines run smoother and machines last longer.

Some of the information contained in this press release constitutes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although NewMarket’s management believes its expectations are based on reasonable assumptions within the bounds of its knowledge of its business and operations, there can be no assurance that actual results will not differ materially from expectations.

Factors that could cause actual results to differ materially from expectations include, but are not limited to: increases in product cost and our ability to increase prices; timing of sales orders; gain or loss of significant customers; competition from other manufacturers and resellers; resolution of environmental liabilities; changes in the demand for our products; significant changes in new product introduction; the impact of fluctuations in foreign exchange rates on reported results of operations; changes in various markets; geopolitical risks in certain of the countries in which we conduct business; our ability to complete construction of the office building for MeadWestvaco within budget and in a timely manner; and other factors detailed from time to time in the reports that NewMarket files with the Securities and Exchange Commission, including the risk factors in Item 1A, “Risk Factors” of our 2007 Annual Report on Form 10-K, which is available to shareholders upon request.

You should keep in mind that any forward-looking statement made by NewMarket in the foregoing discussion speaks only as of the date on which such forward-looking statement is made. New risks and uncertainties come up from time to time, and it is impossible for us to predict these events or how they may affect the company. We have no duty to, and do not intend to, update or revise the forward-looking statements in this discussion after the date hereof, except as may be required by law. In light of these risks and uncertainties, you should keep in mind that the events described in any forward-looking statement made in this discussion, or elsewhere, might not occur.

FOR INVESTOR INFORMATION CONTACT:

David A. Fiorenza
Investor Relations
Phone: 804.788.5555
Fax: 804.788.5688
Email: investorrelations@newmarket.com

NEWMARKET CORPORATION AND SUBSIDIARIES

SEGMENT RESULTS AND OTHER FINANCIAL INFORMATION

(In millions except per share amounts, unaudited)

	Three Months Ended June 30		Six Months Ended June 30
	2008	2007	2008	2007
Net sales:
Petroleum additives	$421.0	$338.3	$801.6	$645.1
All other (a)	4.9	5.7	6.6	8.7

Total	$425.9	$344.0	$808.2	$653.8

Segment operating profit:
Petroleum additives (b)	31.6	36.5	69.4	65.5
All other (a)	2.0	(3.8)	0.5	(5.0)

Segment operating profit	33.6	32.7	69.9	60.5
Corporate unallocated expense	(3.6)	(3.3)	(7.5)	(7.2)
Interest expense	(2.9)	(2.8)	(5.9)	(5.8)
Other income, net	0.1	0.7	0.7	1.1

Income from continuing operations before income taxes	$27.2	$27.3	$57.2	$48.6

Net income:
Income from continuing operations	$17.6	$17.4	$37.4	$31.5
Discontinued operations (c)	—	13.5	—	15.7

Net income	$17.6	$30.9	$37.4	$47.2

Basic earnings per share:
Income from continuing operations	$1.14	$1.01	$2.42	$1.82
Discontinued operations (c)	—	0.78	—	0.91

Basic earnings per share	$1.14	$1.79	$2.42	$2.73

Diluted earnings per share:
Income from continuing operations	$1.13	$1.00	$2.40	$1.81
Discontinued operations (c)	—	0.78	—	0.90

Diluted earnings per share	$1.13	$1.78	$2.40	$2.71

Notes to Segment Results and Other Financial Information

(a)	During the second quarter 2007 and after the settlement of the Arbitration Actions with Innospec Inc. and the resulting termination of the tetraethyl lead (TEL) marketing agreements with Innospec Inc. (see note c), we determined the continuing operations of our TEL business no longer represented a significant segment. As a result, we have reclassified the continuing results of our TEL business in the “All other” caption above. Also included in the “All other” caption is certain contract manufacturing of Ethyl Corporation and the real estate development activities.
(b)	Petroleum additives segment operating profit for six months 2008 includes a gain of $3.2 million from a class action lawsuit related to raw materials.
(c)	Discontinued operations reflect the termination of the TEL marketing agreements with Innospec Inc. effective April 1, 2007. The gain on the settlement of this business for the second quarter 2007 and six months 2007 was $21.2 million ($13.5 million after tax or $.78 per share). The remaining amount for 2007 represents the after tax earnings of the discontinued business.

NEWMARKET CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(In thousands except per share amounts, unaudited)

	Three Months Ended June 30		Six Months Ended June 30
	2008	2007	2008	2007
Net sales	$425,882	$344,013	$808,232	$653,809
Cost of goods sold (a)	343,689	268,495	644,436	508,862

Gross profit	82,193	75,518	163,796	144,947
Selling, general, and administrative expenses	30,499	27,046	59,272	53,801
Research, development, and testing expenses	21,879	19,100	42,108	37,911

Operating profit	29,815	29,372	62,416	53,235
Interest and financing expenses	2,873	2,827	5,888	5,789
Other income, net	300	757	679	1,147

Income from continuing operations before income taxes	27,242	27,302	57,207	48,593
Income tax expense	9,618	9,863	19,811	17,129

Income from continuing operations	17,624	17,439	37,396	31,464
Discontinued operations (b):
Gain on settlement of discontinued business (net of tax)	—	13,487	—	13,487
Income from operations of discontinued business (net of tax)	—	—	—	2,217

Net income	$17,624	$30,926	$37,396	$47,168

Basic earnings per share
Income from continuing operations	$1.14	$1.01	$2.42	$1.82
Discontinued operations (b)	—	0.78	—	0.91

	$1.14	$1.79	$2.42	$2.73

Diluted earnings per share
Income from continuing operations	$1.13	$1.00	$2.40	$1.81
Discontinued operations (b)	—	0.78	—	0.90

	$1.13	$1.78	$2.40	$2.71

Shares used to compute basic earnings per share	15,488	17,296	15,473	17,295

Shares used to compute diluted earnings per share	15,556	17,411	15,557	17,411

Cash dividends declared per share	$0.20	$0.125	$0.40	$0.250

Notes to Consolidated Statements of Income

(a)	Cost of goods sold for six months 2008 includes a gain of $3.2 million from a class action lawsuit related to raw materials.
(b)	Discontinued operations reflect the termination of the TEL marketing agreements with Innospec Inc. effective April 1, 2007. The gain on the settlement of this business for the second quarter 2007 and six months 2007 was $21.2 million ($13.5 million after tax or $.78 per share). The income from operations for six months 2007 represents the after tax earnings of the discontinued business. Income from operations before tax amounted to $3.5 million for the six months 2007.

NEWMARKET CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands, unaudited)

	June 30 2008	December 31 2007
ASSETS

Current assets:
Cash and cash equivalents	$39,792	$71,872
Trade and other accounts receivable, less allowance for doubtful accounts ($909—2008; $1,059—2007)	254,539	207,190
Inventories	214,544	193,694
Deferred income taxes	15,006	18,727
Prepaid expenses and other current assets	4,874	3,558

Total current assets	528,755	495,041

Property, plant and equipment, at cost	823,922	789,634
Less accumulated depreciation and amortization	615,149	606,072

Net property, plant and equipment	208,773	183,562

Prepaid pension cost	5,205	2,616
Deferred income taxes	23,125	21,396
Other assets and deferred charges	22,291	22,764
Intangibles, net of amortization	42,479	45,555

Total assets	$830,628	$770,934

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$127,590	$104,636
Accrued expenses	51,933	57,043
Dividends payable	2,807	3,154
Book overdraft	4,040	6,249
Long-term debt, current portion	759	736
Income taxes payable	3,209	5,843

Total current liabilities	190,338	177,661

Long-term debt	172,522	157,061
Other noncurrent liabilities	120,615	119,205

Shareholders’ equity
Common stock and paid in capital (without par value) Issued and Outstanding—15,494,370 in 2008 and 15,566,225 in 2007	1,131	5,235
Accumulated other comprehensive loss	(29,735)	(34,360)
Retained earnings	375,757	346,132

	347,153	317,007

Total liabilities and shareholders’ equity	$830,628	$770,934